Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, Calif. – (October 26, 2016) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $12,199,000, or $0.53 per diluted share, for the three months ended September 30, 2016. For the three months ended September 30, 2015 the Company reported earnings of $12,694,000, or $0.55 per diluted share. Diluted shares outstanding were 23,098,534 and 23,005,980 for the three months ended September 30, 2016 and 2015, respectively.

The following is a summary of the components of the Company’s consolidated net income, average common shares, and average diluted common shares outstanding for the periods indicated:

	Three months ended
	September 30,
(dollars and shares in thousands)	2016	2015	$ Change	% Change
Net Interest Income	$42,270	$39,993	$2,277	5.7%
Reversal of provision for loan losses	3,973	866	3,107
Noninterest income	11,066	11,642	(576)	(4.9%)
Noninterest expense	(37,416)	(31,439)	(5,977)	19.0%
Provision for income taxes	(7,694)	(8,368)	674	(8.1%)

Net income	$12,199	$12,694	($495)	(3.9%)

Average common shares	22,825	22,757	68	0.3%
Average diluted common shares	23,099	23,006	93	0.4%

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

Ending balances	As of September 30,
($’s in thousands)	2016	2015	$ Change	% Change
Total assets	$4,467,131	$4,021,628	$445,503	11.1%
Total loans	2,712,226	2,469,566	242,660	9.8%
Total investments	1,168,314	1,097,368	70,946	6.5%
Total deposits	$3,836,012	$3,457,872	$378,140	10.9%

Qtrly Avg balances	As of September 30,
($’s in thousands)	2016	2015	$ Change	% Change
Total assets	$4,407,322	$3,953,292	$454,030	11.5%
Total loans	2,669,954	2,427,670	242,284	10.0%
Total investments	1,199,941	1,093,845	106,096	9.7%
Total deposits	$3,784,748	$3,390,229	$394,519	11.6%

Included in the period ending balances and quarterly average balances is the addition of a $45 million certificate of deposit from the State of California on September 16, 2015, bringing the total of such certificates of deposit from the State of California to $50 million, and the addition of deposits from the acquisition of three bank branches from Bank of America, that totaled $161 million on the date of acquisition, March 18, 2016. These three acquired branches are located in the cities of Arcata, Eureka, and Fortuna in Humboldt County, California. The Bank paid $3,204,000 for deposit relationships with balances of $161,231,000, loans with balances of $289,000, premises and equipment valued at $1,590,000, other assets valued at $141,000, and recorded a core deposit intangible asset of $2,046,000 and goodwill of $849,000.

Also included in the Company’s results of operations for the three months ended September 30, 2016 is the impact of the sale on August 22, 2016, of two performing loans with recorded book value of $166,000, and 48 nonperforming loans with recorded book value, including pre-sale write downs and purchase discounts, of approximately $2,757,000. The loans sold on August 22, 2016 had contractual amounts outstanding of $6,558,000. Net sale proceeds of $4,980,000 resulted in the recovery of loan balances previously charged off of $1,727,000, additional loan charge offs of $159,000, and interest income of $488,000 from the recovery of interest payments previously applied to principal balances.

Also included in the Company’s results of operations for the three and nine months ended September 30, 2016 is the impact of the purchase, on May 19, 2016 of seven performing multi-family commercial real estate loans valued at $22,503,000, and the sale, on March 31, 2016, of twenty-seven nonperforming loans, nine substandard performing loans, and three purchased credit impaired loans with total recorded book value of approximately $24,810,000.

Loans acquired through purchase, or acquisition of other banks, are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. A loan may also be purchased at a premium to face value, in which case, the premium is amortized into (subtracted from) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this press release.

The Company’s primary source of revenue is net interest income, or the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Included in the Company’s net interest income is interest income from municipal bonds that is almost entirely exempt from Federal income tax. These municipal bonds are classified as investments – nontaxable, and the Company may present the interest income from these bonds on a fully tax equivalent (FTE) basis. Following is a summary of the components of net interest income for the periods indicated (dollars in thousands):

	Three months ended
	September 30,
(dollars and shares in thousands)	2016	2015	$ Change	% Change
Interest income	$43,709	$41,332	$2,377	5.8%
Interest expense	(1,439)	(1,339)	(100)	7.5%
FTE adjustment	587	299	287	96.1%

Net interest income (FTE)	$42,857	$40,292	$2,564	6.4%

Net interest margin (FTE)	4.23%	4.46%

Purchased loan discount accretion:
Amount	$2,229	$3,125
Effect on average loan yield	0.34%	0.51%
Effect on net interest margin (FTE)	0.22%	0.35%
Interest income recovered via loan sales:
Amount	$488	$0
Effect on average loan yield	0.07%	0.00%
Effect on net interest margin (FTE)	0.05%	0.00%

Net interest income (FTE) during the three months ended September 30, 2016 increased $2,564,000 (6.4%) from the same period in 2015 to $42,857,000. The increase in net interest income (FTE) was primarily due to a $242,284,000 (10.0%) increase in the average balance of loans to $2,669,954,000, and a $61,996,000 (95.5%) increase in the average balance of investments – nontaxable to $126,910,000 that were partially offset by a 21 basis point decrease in the average yield on loans from 5.57% during the three months ended September 30, 2015 to 5.36% during the three months ended September 30, 2016, and a 20 basis point decrease in the average yield on investments – taxable from 2.69% during the three months ended September 30, 2015 to 2.49% during the three months ended September 30, 2016. The decrease in average loan yields is primarily due to declines in market yields on new and renewed loans compared to yields on repricing, maturing, and paid off loans. The decrease in the average yield of investments - taxable is primarily due to declines in market yields on new investments compared to yields on existing investments, and to recent declines in mortgage rates that lead to an increase in mortgage refinancing activity that in turn lead to faster estimated mortgage prepayment speeds and an accelerated level of interest income-reducing premium amortization on existing mortgage backed investment securities. The increases in average loan and investments - nontaxable balances added $3,374,000 and $761,000, respectively, to net interest income (FTE) while the decreases in average loan and investments- taxable yields reduced net interest income (FTE) by $1,419,000 and $533,000, respectively, when compared to the year-ago quarter. Included in interest income from loans during the three months ended September 30, 2016 was $2,229,000 of discount accretion from purchased loans compared to $3,125,000 of discount accretion from purchased loans during the three months ended September 30, 2015. Included in interest income from loans during the three months ended September 30, 2016 was $488,000 of interest income that was previously applied to the principal balance of loans in nonaccrual status that were sold during the three months ended September 30, 2016. For more information related to loan interest income, including loan purchase discount accretion, see the Supplemental Loan Interest Income Data in the tables at the end of this announcement.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Earning assets
Loans	$2,669,954	$35,769	5.36%	$2,579,774	$34,338	5.32%	$2,427,670	$33,814	5.57%
Investments - taxable	1,073,030	6,687	2.49%	1,085,230	6,945	2.56%	1,028,931	6,923	2.69%
Investments - nontaxable	126,910	1,565	4.93%	126,326	1,560	4.94%	64,914	797	4.91%
Cash at Federal Reserve and other banks	185,552	275	0.59%	247,398	332	0.54%	95,397	97	0.41%

Total earning assets	4,055,446	44,296	4.37%	4,038,728	43,175	4.28%	3,616,912	41,631	4.60%

Other assets, net	351,875			349,222			336,380

Total assets	$4,407,322			$4,387,950			$3,953,292

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$888,377	111	0.05%	$886,417	120	0.05%	$813,581	117	0.06%
Savings deposits	1,357,359	426	0.13%	1,354,846	423	0.12%	1,178,684	368	0.12%
Time deposits	340,709	338	0.40%	350,215	338	0.39%	324,427	353	0.44%
Other borrowings	18,951	2	0.05%	19,152	3	0.06%	6,994	1	0.05%
Trust preferred securities	56,584	562	3.97%	56,544	546	3.86%	56,394	500	3.55%

Total interest-bearing liabilities	2,661,981	1,439	0.22%	2,667,174	1,430	0.21%	2,380,081	1,339	0.23%

Noninterest-bearing deposits	1,198,302			1,186,958			1,073,537
Other liabilities	66,464			62,456			60,314
Shareholders’ equity	480,575			471,362			439,360

Total liabilities and shareholders’ equity	$4,407,322			$4,387,950			$3,953,292

Net interest rate spread			4.15%			4.07%			4.37%
Net interest income/net interest margin (FTE)		42,857	4.23%		41,745	4.13%		40,292	4.46%

FTE adjustment		(587)			(585)			(299)

Net interest income (not FTE)		$42,270			$41,160			$39,993

The Company recorded a reversal of provision for loan losses of $3,973,000 during the three months ended September 30, 2016 compared to a reversal of provision for loan losses of $866,000 during the three months ended September 30, 2015. The $3,973,000 reversal of provision for loan losses during the three months ended September 30, 2016 was primarily due to net loan recoveries of $1,568,000 associated with the sale of loans on August 22, 2016, additional net loan recoveries of $380,000 during the three months ended September 30, 2016, net credit quality upgrades of substandard performing loans, and continued low historical loan loss experience, that were partially offset by the effect of a $58,596,000 (2.2%) increase in loan balances during the three months ended September 30, 2016. A $30,465,000 (20.4%) decrease in construction loans outstanding during the three months ended September 30, 2016 also contributed to a decrease in the required allowance for loan losses at September 30, 2016, and the reversal of provision for loan losses during the three months ended September 30, 2016.

During the three months ended September 30, 2016 nonperforming loans increased $975,000 (4.9%) to $20,952,000, and represented a decrease from 1.47% of loans outstanding as of December 31, 2015, and an increase from 0.75% of loans outstanding at June 30, 2016, to 0.77% of loans outstanding as of September 30, 2016. The increase in nonperforming loans during the three months ended September 30, 2016 was due primarily to a $5,200,000 commercial real estate loan being put on nonaccrual status that was partially offset by the sale of $2,757,000 of nonperforming loans on August 22, 2016. The $5,200,000 commercial real estate loan referred to above is located in Central California, and is an owner-occupied SBA 504 loan collateralized by an industrial warehouse building.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended
	September 30,
(dollars in thousands)	2016	2015	$ Change	% Change
Service charges on deposit accounts	$3,641	$3,642	($1)	(0.0%)
ATM fees and interchange	3,851	3,344	507	15.2%
Other service fees	792	772	20	2.6%
Mortgage banking service fees	537	521	16	3.1%
Change in value of mortgage servicing rights	(799)	(585)	(214)	36.6%

Total service charges and fees	8,022	7,694	328	4.3%

Gain on sale of loans	953	722	231	32.0%
Commission on NDIP	747	812	(65)	(8.0%)
Increase in cash value of life insurance	709	770	(61)	(7.9%)
Change in indemnification asset	(10)	(26)	16	(61.5%)
Gain on sale of foreclosed assets	69	356	(287)	(80.6%)
Other noninterest income	576	1,314	(738)	(56.2%)

Total other noninterest income	3,044	3,948	(904)	(22.9%)

Total noninterest income	$11,066	$11,642	($576)	(4.9%)

Noninterest income decreased $576,000 (4.9%) to $11,066,000 during the three months ended September 30, 2016 compared to the three months ended September 30, 2015. The decrease in noninterest income was primarily due to a $738,000 decrease in other noninterest income, a $287,000 decrease in gain on sale of foreclosed assets, and a $214,000 decrease in change in value of mortgage servicing rights, that were partially offset by a $507,000 increase in ATM fees and interchange revenue, and a $231,000 increase in gain on sale of loans. The $738,000 decrease in other noninterest income was primarily due to the recovery, during the three months ended September 30, 2015, of $870,000 of recoveries of loans from acquired institutions that were charged off prior to acquisition of those institutions by the Company. As such, these “pre-acquisition charge offs” were properly not recorded by the Company, and any related recoveries are recorded in other noninterest income by the Company. Such recoveries are unusual, and none occurred during the three months ended September 30, 2016. The $287,000 decrease in gain on sale of foreclosed assets was due to a decrease in the number and balance of foreclosed assets, and the relative valuations of foreclosed assets during the three months ended September 30, 2016 compared to the three months ended September 30, 2015. The $214,000 decrease in change in value of mortgage servicing rights (MSRs) is primarily due to a change in the required rate of return on MSRs by market participants that reduced the value of such MSRs during the three months ended September 30, 2016 compared to a smaller decrease in the value of MSRs during the three months ended September 30, 2015 that was primarily due to a decrease in estimated future MSR cash flows as a result of reduced mortgage rates and higher rates of early mortgage payoffs from mortgage refinancing. The $507,000 increase in ATM fees and interchange revenue was primarily due to the Company’s increased focus in this area, including the introduction of new services in this area during the quarter ended March 31, 2016. The $231,000 increase in gain on sale of loans was due to continued high levels of refinance and home purchase activity, and increased focus in this area by the Company when compared to the year-ago quarter. The changes in noninterest income include the effects from the operation of three branches, including $161,231,000 of deposits, acquired from Bank of America on March 18, 2016.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended
	September 30,
(dollars in thousands)	2016	2015	$ Change	% Change
Base salaries, overtime and temporary help, net of deferred loan origination costs	$13,419	$11,562	$1,857	16.1%
Commissions and incentives	2,798	1,674	1,124	67.1%
Employee benefits	4,644	4,297	347	8.1%

Total salaries and benefits expense	20,861	17,533	3,328	19.0%

Occupancy	2,667	2,599	68	2.6%
Equipment	1,607	1,417	190	13.4%
Change in reserve for unfunded commitments	25	(40)	65	(162.5%)
Data processing and software	2,068	1,869	199	10.6%
Telecommunications	702	658	44	6.7%
ATM network charges	1,133	757	376	49.7%
Professional fees	1,018	999	19	1.9%
Advertising and marketing	1,049	926	123	13.3%
Postage	381	314	67	21.3%
Courier service	280	303	(23)	(7.6%)
Intangible amortization	359	290	69	23.8%
Operational losses	497	201	296	147.3%
Provision for foreclosed asset losses	9	106	(97)	(91.5%)
Foreclosed asset expense	37	105	(68)	(64.8%)
Assessments	654	642	12	1.9%
Write down of fixed asset	716	—	716
Miscellaneous other expense	3,353	2,760	593	21.5%

Total other noninterest expense	16,555	13,906	2,649	19.0%

Total noninterest expense	$37,416	$31,439	$5,977	19.0%

Average full time equivalent employees	1,022	934	88	9.4%

Salary and benefit expenses increased $3,328,000 (19.0%) to $20,861,000 during the three months ended September 30, 2016 compared to $17,533,000 during the three months ended September 30, 2015. Base salaries, overtime and temporary help, net of deferred loan origination costs increased $1,857,000 (16.1%) to $13,419,000. Base salaries, net of deferred loan origination costs increased $1,502,000 (13.4%) to $12,747,000 primarily due to annual merit increases, and an increase in average full-time equivalent employees of 88 (9.4%) to 1,022 for the three months ended September 30, 2016. Overtime expense increased $107,000 to $405,000 during the three months ended September 30, 2016. Temporary help expense increased $248,000 to $267,000 during the three months ended September 30, 2016. During the three months ended September 30, 2016, the Company incurred $109,000 of nonrecurring overtime expense and $179,000 of nonrecurring temporary help expense related to various information and customer service system conversions. These system conversions were initiated during the three months ended September 2016, and were completed on October 24, 2016.

Commissions and incentive compensation increased $1,124,000 (67.1%) to $2,798,000 during the three months ended September 30, 2016. All categories of incentive compensation expense were higher than the year-ago quarter except commission expense related to the sale of nondeposit investment products. The increases in the other categories of incentive compensation, compared to the year-ago quarter, were primarily due to increased loan production and other performance measures to which incentive compensation is tied compared to such measures in the year-ago quarter.

Benefits & other compensation expense increased $347,000 (8.1%) to $4,644,000 during the three months ended September 30, 2016 primarily due to the increases in average full-time equivalent employees and salaries expense, and their effects on group insurance and employer payroll tax expenses.

Other noninterest expense increased $2,649,000 (19.0%) to $16,555,000 during the three months ended September 30, 2016 compared to the three months ended September 30, 2015. The $2,649,000 increase in other noninterest expense was primarily due to a $716,000 expense related to a closed branch building, the value of which was written down to current market value, and subsequently sold during the three months ended September 30, 2016, a $593,000 increase in miscellaneous other expense, a $376,000 increase in ATM network charges, a $296,000 increase in operational losses, a $199,000 increase in data processing and software expense, and a $190,000 increase in Equipment expense.

The $593,000 increase in miscellaneous other noninterest expense included a $126,000 (69.8%) increase in debit card production and transaction processing expense, and a $98,000 (30.4%) increase in business meals and travel expense. Small increases in many other types of miscellaneous other noninterest expense accounted for the rest of the $593,000 increase in miscellaneous other noninterest expense. Included in miscellaneous other noninterest expense for the three months ended September 30, 2016 were $25,000 of nonrecurring training and business travel expenses related to the system conversions noted above. Included in other noninterest expense for the three months ended September 30, 2016 were $36,000 of nonrecurring ATM network charges related to the system conversions noted above.

The $296,000 increase in operational losses was primarily due to an increase in losses from fraudulent ATM and point of sale transactions.

The $199,000 increase in data processing and software expense was primarily due to increased use of outsourced data processing services. The $190,000 increase in equipment expense was primarily due to increased depreciation and rental expense from recently purchased and rented equipment and furniture.

Richard Smith, President and CEO of the Company commented, “We are pleased with the operating results in the quarter. During the third quarter many significant projects were implemented which were necessary to build out our technology infrastructure to facilitate our growth and expansion. We transferred our core system software to an outsourced solution along with our debit and ATM card services, and introduced a new business online and mobile banking solution for our customers. These system changes are major steps in our efforts to provide competitive new solutions and operating efficiencies for our company.”

Smith added, “While technology projects dominated our workload during the quarter, core banking activities remained very active. Loan demand and loan balances continue to increase at a strong annual pace. In addition, our strong deposit market share continues to increase in the majority of the counties we serve in Northern California.”

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competitive effects, fee and other noninterest income earned, the outcome of litigation, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2015. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Statement of Income Data
Interest income	$43,709	$42,590	$42,794	$42,490	$41,332
Interest expense	1,439	1,430	1,392	1,349	1,339
Net interest income	42,270	41,160	41,402	41,141	39,993
(Benefit from reversal of) provision for loan losses	(3,973)	(773)	209	(908)	(866)
Noninterest income:
Service charges and fees	8,022	8,099	7,305	7,935	7,694
Other income	3,044	3,146	2,485	3,510	3,948
Total noninterest income	11,066	11,245	9,790	11,445	11,642
Noninterest expense:
Base salaries net of deferred loan origination costs	13,419	12,968	12,708	12,014	11,562
Incentive compensation expense	2,798	2,471	1,739	2,304	1,674
Employee benefits and other compensation expense	4,644	4,606	4,818	4,212	4,297
Total salaries and benefits expense	20,861	20,045	19,265	18,530	17,533
Other noninterest expense	16,555	18,222	14,486	16,154	13,906
Total noninterest expense	37,416	38,267	33,751	34,684	31,439
Income before taxes	19,893	14,911	17,232	18,810	21,062
Net income	$12,199	$9,405	$10,674	$11,422	$12,694
Share Data
Basic earnings per share	$0.53	$0.41	$0.47	$0.50	$0.56
Diluted earnings per share	$0.53	$0.41	$0.46	$0.50	$0.55
Book value per common share	$21.11	$20.76	$20.34	$19.85	$19.48
Tangible book value per common share	$17.99	$17.63	$17.18	$16.81	$16.42
Shares outstanding	22,827,277	22,822,325	22,785,173	22,775,173	22,764,295
Weighted average shares	22,824,868	22,802,653	22,782,865	22,769,793	22,757,453
Weighted average diluted shares	23,098,534	23,070,151	23,046,165	23,055,900	23,005,980
Credit Quality
Nonperforming originated loans	$13,083	$10,022	$12,660	$22,824	$24,052
Total nonperforming loans	20,952	19,977	24,034	37,119	38,898
Foreclosed assets, net of allowance	4,124	3,842	4,471	5,369	5,285
Loans charged-off	664	641	1,289	380	687
Loans recovered	$2,612	$536	$1,457	$781	$2,616
Selected Financial Ratios
Return on average total assets	1.11%	0.86%	1.01%	1.11%	1.28%
Return on average equity	10.15%	7.98%	9.25%	10.14%	11.56%
Average yield on loans	5.36%	5.32%	5.48%	5.60%	5.57%
Average yield on interest-earning assets	4.37%	4.28%	4.47%	4.53%	4.60%
Average rate on interest-bearing liabilities	0.22%	0.21%	0.22%	0.22%	0.23%
Net interest margin (fully tax-equivalent)	4.23%	4.13%	4.33%	4.39%	4.46%
Supplemental Loan Interest Income Data:
Discount accretion PCI - cash basis loans	$777	$426	$269	$302	$445
Discount accretion PCI - other loans	569	415	(45)	1,392	1,090
Discount accretion PNCI loans	883	1,459	868	573	1,590
All other loan interest income	$33,540	32,038	33,646	32,571	30,689
Total loan interest income	$35,769	$34,338	$34,738	$34,838	$33,814

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Balance Sheet Data
Cash and due from banks	$315,088	$216,786	$388,878	$303,461	$209,298
Securities, available for sale	510,209	529,017	477,454	404,885	329,361
Securities, held to maturity	641,149	674,412	705,133	726,530	751,051
Restricted equity securities	16,956	16,956	16,956	16,956	16,956
Loans held for sale	7,777	2,904	2,240	1,873	5,152
Loans:
Commercial loans	217,110	209,840	197,695	194,913	199,330
Consumer loans	377,016	381,114	401,076	395,283	403,081
Real estate mortgage loans	1,998,913	1,913,024	1,813,933	1,811,832	1,757,082
Real estate construction loans	119,187	149,652	128,843	120,909	110,073
Total loans, gross	2,712,226	2,653,630	2,541,547	2,522,937	2,469,566
Allowance for loan losses	(33,484)	(35,509)	(36,388)	(36,011)	(36,518)
Foreclosed assets	4,124	3,842	4,471	5,369	5,285
Premises and equipment	49,448	51,728	51,522	43,811	42,334
Cash value of life insurance	95,281	94,572	95,256	94,560	94,458
Goodwill	64,311	64,311	64,311	63,462	63,462
Other intangible assets	6,923	7,282	7,641	5,894	6,184
Mortgage servicing rights	6,208	6,720	7,140	7,618	7,467
Accrued interest receivable	10,819	11,602	11,075	10,786	10,212
Other assets	60,096	54,239	57,720	48,591	47,360
Total assets	$4,467,131	4,352,492	4,394,956	4,220,722	4,021,628
Deposits:
Noninterest-bearing demand deposits	1,221,503	1,181,702	1,178,001	1,155,695	1,100,607
Interest-bearing demand deposits	910,638	867,638	884,638	853,961	817,034
Savings deposits	1,366,892	1,346,269	1,368,644	1,281,540	1,187,238
Time certificates	336,979	345,787	353,757	340,070	352,993
Total deposits	3,836,012	3,741,396	3,785,040	3,631,266	3,457,872
Accrued interest payable	774	727	751	774	795
Reserve for unfunded commitments	2,908	2,883	2,475	2,475	2,085
Other liabilities	69,695	57,587	68,064	65,293	53,681
Other borrowings	19,235	19,464	18,671	12,328	6,859
Junior subordinated debt	56,617	56,567	56,519	56,470	56,991
Total liabilities	3,985,241	3,878,624	3,931,520	3,768,606	3,578,283
Total shareholders’ equity	481,890	473,868	463,436	452,116	443,345
Accumulated other comprehensive gain (loss)	4,953	6,073	1,772	(1,778)	(2,298)
Average loans	2,669,954	2,579,774	2,537,574	2,489,406	2,427,670
Average interest-earning assets	4,055,446	4,038,728	3,876,786	3,777,144	3,616,912
Average total assets	4,407,322	4,387,950	4,212,388	4,115,369	3,953,292
Average deposits	3,784,748	3,778,436	3,616,618	3,543,423	3,390,229
Average total equity	$480,575	$471,362	$461,520	$450,413	$439,360
Total risk based capital ratio	14.7%	14.7%	15.1%	15.1%	15.2%
Tier 1 capital ratio	13.6%	13.6%	13.9%	13.8%	13.9%
Tier 1 common equity ratio	12.0%	12.0%	12.3%	12.2%	12.3%
Tier 1 leverage ratio	10.6%	10.4%	10.7%	10.8%	11.0%
Tangible capital ratio	9.3%	9.4%	9.1%	9.2%	9.5%

*****************